

Glenn Ligon (b. 1960)



Glenn Ligon is an important contemporary artist, known for his text-based paintings, which explore the history and cultural identity of American society.

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Price Appreciation of Similar Works

12.0%

Similar Sales



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Initial Offering Price

$1,721,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 27 years
2021 Auction Sales	low $677,940
Repeat Sales	view

23% Progress

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- Glenn Ligon is an important contemporary artist, known for his text-based paintings, which explore the history and cultural identity of American society.
- The Painting belongs to Ligon's series "Stranger in the Village," in 1997, which is considered to be one of the artist's most significant bodies of work, and incorporates text from James Baldwin's 1953 essay of the same name.
- Executed in a desirable, monochromatic black palette, the Painting depicts stenciled passages from Baldwin's text in thick layers of oilstick and coal dust. According to the artist, the dust "obscures the text while making it more present and sculptural."
- Works from the Stranger series are commercially recognized, and account for seven of the artist's top ten auction records, including: "Stranger #37" (2008) sold for $3,408,000 in December 2020 and before that for $2,909,000 in November 2015, "Stranger #86" (2016) sold for $2,295,000 in May 2018, and "Stranger #45 (2011)" sold for $2,064,002 in February 2016.
- Similar works to the Painting are held in notable museum collections, including the Museum of Modern Art in New York, the Art Institute of Chicago, and the Whitney Museum of American Art, among others.

*Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision. *



2021 Auction Sales	2021 Number of Lots Sold
$677,940	4

GLENN LIGON

b. 1960, NEW YORK

Oilstick, acrylic, and coal dust on canvas | 72 × 72 in. (183 × 183 cm.)

Glenn Ligon is an important contemporary artist, known for his text-based paintings, which explore the history and cultural identity of American society.



$1,721,000

INITIAL OFFERING

12.0%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a characteristic example of Glenn Ligon's text-based work, which explores themes related to authorship, history and identity. The Painting belongs to Ligon's series "Stranger in the Village," which began in 1997 and incorporates text from James Baldwin's 1953 essay of the same name. Executed in a monochromatic black palette, the Painting depicts stenciled passages from Baldwin's text in thick layers of oilstick and coal dust. According to the artist, the dust "obscures the text while making it more present and sculptural." As a result, viewers are asked to decipher the words through form rather than through content, and experience the limitations of language and its inability to fully articulate certain experiences. The "Stranger in the Village" series is considered to be one of Ligon's most significant bodies of work and comprises approximately 200 paintings, drawings and prints. Similar works to the Painting are held in notable museum collections, including the Museum of Modern Art in New York, the Art Institute of Chicago, and the Whitney Museum of American Art, among others. Examples from this series are commercially desirable, and as of May 12, 2022, account for seven of the artist's top ten auction records, and are led by: "Stranger #37" (2008), a monochromatic white painting, which sold for $3,408,000 at Sotheby's, New York in December 8, 2020 and before that sold for $2,909,000 at Christie's on November 15, 2015; "Stranger #86" (2016), a black monochromatic example, which sold for $2,295,000 at Sotheby's, on May 16, 2018; and "Stranger #45" (2011) which sold for $2,064,002 at Phillips on February 9, 2016. The Painting's subject, materials and execution make it a commercial and desirable work by Glenn Ligon.

Ligon's work has been the subject of several institutional exhibitions, including a 2011 mid-career retrospective, "Glenn Ligon: America," organized by the Whitney Museum of American Art, which traveled to the Los Angeles County Museum of Art and the Modern Art Museum of Fort Worth in Texas. Other solo shows have been held at the Camden Arts Centre in London, the Walker Art Center in Minneapolis, and the Studio Museum in Harlem, among others. In 2021, Ligon acted as a curatorial advisor for "Grief and Grievance," an exhibition held at the New Museum in New York City, which included several of his paintings. Glenn Ligon's work has been featured in major international exhibitions, including the 1997 and 2015 Venice Biennale, the 2014 Berlin Biennale, and in 2002, Documenta XI. Works by the artist are held in the permanent collections of several international museums, including Tate Modern, London, the Pompidou Centre, Paris, the Whitney Museum of American Art, New York, the National Gallery of Art, Washington D.C., and the Los Angeles County Museum of Art. As of May 12, 2022, the artist's top auction records are led by "Untitled (I Was Somebody)" (1990), which sold for $3,973,000 at Sotheby's, New York on November 11, 2014 and "Stranger #37" (2008), which sold for $3,408,000 at Sotheby's, New York on December 8, 2020 and previously sold for $2,909,000 at Christie's, New York on November 10, 2015.

AS OF MAY 12, 2022, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *UNTITLED (I WAS SOMEBODY)* (1990), WHICH SOLD FOR $3,973,000 AT SOTHEBY'S, NEW YORK ON NOVEMBER 11, 2014 AND *STRANGER #37* (2008), WHICH SOLD FOR $3,408,000 AT SOTHEBY'S, NEW YORK ON DECEMBER 8, 2020 AND PREVIOUSLY SOLD FOR $2,909,000 AT CHRISTIE'S, NEW YORK ON NOVEMBER 10, 2015.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$2.4M
$1.8M
$1.2M
$0.6M
2010
2011
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Glenn Ligon (b. 1960, the Bronx, NY) is an important contemporary artist, known for his text-based paintings, which explore the history and cultural identity of American society. Ligon's early work focused primarily on abstraction, and evolved into a more conceptual approach in the late 1980s with text-focused paintings. The artist began incorporating passages sourced from influential black American writers, such as James Baldwin, Zora Neale Hurston, Ralph Ellison, and later, Richard Pryor, to tell visual stories surrounding race, sexuality and identity. Throughout the 1990s, Ligon's work continued to explore elements of identity, specifically as it relates to Black history and culture in America. In 1998, Ligon received his first major solo museum exhibition, "Glenn Ligon: Unbecoming," at the Institute of Art in Philadelphia. Beginning in the early 2000s, Ligon started creating works in neon lights, the most well-known of which feature the word "America" repeated in various arrangements.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Glenn Ligon with the following criteria: black monochromatic "Stranger" paintings on canvas or panel, that measure 55 inches by 55 inches to 100 inches by 100 inches, excluding studies or drawings. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.0% CAGR implied from selected sales occurring from November 10, 2010 to May 10, 2022.

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